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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

The following are all of the subsidiaries of the Registrant:

1.       Manhattan Research Development, Inc., a Delaware corporation
         (wholly-owned);

2.       Optex Ophthalmologics, Inc., a Delaware corporation (81.2% owned); and

3.       Gemini Technologies, Inc., a Delaware corporation (84.7% owned).